Exhibit 99.9

FIRST AMENDMENT TO THE

IVAX CORPORATION

1997 EMPLOYEE STOCK OPTION PLAN

WHEREAS, IVAX Corporation, a corporation organized under the laws of the State of Florida (“IVAX”), maintained and sponsored the IVAX Corporation 1997 Employee Stock Option Plan (the “Plan”) for the benefit of its eligible employees and the eligible employees of its subsidiaries; and

WHEREAS, pursuant to an Agreement and Plan of Merger, dated July 25, 2005, by and among IVAX, Teva Pharmaceutical Industries Limited (“Teva”), Ivory Acquisition Sub, Inc. and Ivory Acquisition Sub II, Inc. (the “Merger Agreement”), Ivory Acquisition Sub, Inc. merged with and into IVAX, with IVAX continuing as the surviving corporation, and immediately thereafter, IVAX merged with and into Ivory Acquisition Sub II, Inc., with Ivory Acquisition Sub II, Inc. continuing as the surviving corporation and renamed IVAX Corporation (the “Surviving Company”); and

WHEREAS, Section 3.1(e)(i) of the Merger Agreement provides that the right of the holders of options to purchase shares of IVAX common stock issued by IVAX under the Plan be converted into options to purchase ordinary shares, par value NIS 0.10, of Teva (the “Ordinary Shares”) which will trade in the United States in the form of American Depository Shares, evidenced by American Depository Receipts, as adjusted pursuant to the Merger Agreement; and

WHEREAS, it has been determined that it is in the best interest of the Surviving Company that no additional awards of Options shall be awarded under the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. The Plan shall be named the “Teva Pharmaceutical Industries 1997 Employee Stock Option Plan (formerly the IVAX Corporation 1997 Employee Stock Option Plan)”.

2. The definition of “COMPANY” shall be deleted and the following shall be included in its place:

‘“COMPANY” shall mean Teva Pharmaceutical Industries Limited, an Israeli corporation.’

3. In each place in the Plan where the term “Common Stock” appears, “Ordinary Shares” shall be substituted in its place. The definition of “COMMON STOCK” shall be deleted in its entirety.

4. “ORDINARY SHARES” shall be defined as follows:

‘“ORDINARY SHARES” shall mean the Company’s ordinary shares, par value NIS 0.10, which trade in the United States in the form of American Depository Shares, evidenced by American Depository Receipts.’

5. The definition of “SHARE” shall be deleted and the following shall be included in its place:

‘“SHARE” shall mean an Ordinary Share, as adjusted in accordance with Section 13 of the Plan.’

6. A new Section 24 shall be added to state:

“No additional awards of Options shall be granted under this Plan.”

7. Governing Law. This Agreement shall be construed and governed by the laws of the State of Florida, without giving effect to conflicts of laws principles thereof which might refer such interpretations to the laws of a different state or jurisdiction.

8. Full force and effect of the Plan. Except as specifically amended herein, all other provisions of the Plan shall remain in full force and effect in accordance with its terms. All references in the Plan to “the Plan” shall be deemed to refer to the Plan as amended by this First Amendment to the Plan.

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